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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 24, 1999

                            STERLING BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

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


                 Texas                                 0-20750                                74-2175590
    (State or other jurisdiction of            (Commission File Number)          (I.R.S. Employer Identification No.)
    incorporation or organization)

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                             15000 Northwest Freeway
                              Houston, Texas 77040
                              (Address of principal
                                executive offices
                                  and zip code)

                                 (713) 466-8300
                         (Registrant's telephone number,
                              including area code)






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Item 5.  Other Events

         On February 24, 1999, Sterling Bancshares, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") to acquire B.O.A. Bancshares, Inc. ("B.O.A.") and its wholly-owned subsidiary, Houston Commerce Bank ("Houston Commerce"), in a stock-for-stock merger (the "Merger"). At December 31, 1998, Houston Commerce had total assets of approximately $105 million and total deposits of approximately $96 million. Houston Commerce operates three banking offices in the greater Houston area. The Merger Agreement, which is subject to approval of B.O.A.'s shareholders and various banking regulatory authorities, provides that the Company will issue approximately 1.85 million shares of the Company's common stock to the shareholders of B.O.A. in exchange for all of the outstanding shares of B.O.A. common stock , or 1.10 shares of the Company's common stock for each share of B.O.A. common stock. The transaction is expected to be accounted for as a pooling of interests. Additional information regarding the proposed Merger is included in the Merger Agreement, Exhibit 2.1 of this Report.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED AND PRO FORMA FINANCIAL INFORMATION

         The transaction described in Item 5 did not constitute an acquisition of a significant amount of assets by the Company, and, did not require the furnishing of separate financial statements of B.O.A. and pro forma financial information.

         (b)      EXHIBITS

         Exhibit No.                Description
         -----------                -----------

         2.1 Agreement and Plan of Merger dated as of February 24, 1999 by and among Sterling Bancshares, Inc., Sterling Bancorporation, Inc. and B.O.A. Bancshares, Inc.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             STERLING BANCSHARES, INC.


Date:    March 17, 1999

                                             By:   /s/ J. Downey Bridgwater
                                                   -------------------------
                                                      President